Exhibit 99.1

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – April 27, 2023 -- Ultralife Corporation (NASDAQ: ULBI) reported breakeven operating income and adjusted EBITDA of $1.2 million on revenue of $31.9 million for the first quarter ended March 31, 2023. The operating results for the first quarter of 2023 were negatively impacted by the cybersecurity attack announced by the Company on March 2, 2023. For the first quarter of 2022, the Company reported an operating loss of $0.3 million and adjusted EBITDA of $1.1 million on revenue of $30.4 million.

As disclosed on March 2, 2023, the Company discovered a cybersecurity ransomware attack at its Newark, NY and Virginia Beach, VA locations on January 25, 2023. The attack impacted our ability to process orders, ship products, provide services to customers and effectively manage our sales and operating planning process over a several week period at our Newark, NY location and an even longer period at our Virginia Beach, VA location. While production and shipping have been resumed in both locations, considerable time during the first quarter was devoted to data restoration, systems recovery, systems security augmentation and regulatory reporting of the attack. Management continues to work on its cybersecurity insurance claim covering the cost of engaging external cybersecurity experts and the business interruption impact. The Company’s deductible for its cyber-insurance policy of $0.1 million is included in our first quarter results. No ransom was paid.

“During the first quarter, while devoting considerable time and attention to dealing with the aftereffects of the cybersecurity event, we improved gross margin from the prior quarter primarily through price realization. Execution of lean manufacturing initiatives to improve production efficiency, continued price realization and qualification of alternate component suppliers to recapture gross margin remain our highest near-term priorities,” said Mike Manna, President and Chief Executive Officer. “In addition, we are focused on fulfilling orders that were held back in the first quarter due to the cybersecurity attack and meeting surging demand from our medical and government/defense customers while satisfying ongoing demand from other commercial end markets, particularly oil & gas. Our goal for 2023 remains to deliver high-quality, profitable growth through execution of operational improvements, and to generate incremental cash flow to pay down our acquisition debt.”

First Quarter 2023 Financial Results

Revenue was $31.9 million, an increase of $1.5 million, or 5.1%, compared to $30.4 million for the first quarter of 2022. Overall, government/defense sales increased 24.7% while commercial sales decreased 1.7% compared to the 2022 period. Battery & Energy Products sales decreased 2.3% to $28.5 million, compared to $29.2 million last year, reflecting the impact of the cybersecurity attack, primarily related to medical and government/defense shipments, partially offset by a 21.3% increase in oil & gas market sales. Communications Systems sales increased 181.8% to $3.4 million compared to $1.2 million for the same period last year, primarily attributable to shipments under a vehicle-amplifier adaptor order with a global defense contractor received in July 2022, partially offset by the impact of the cybersecurity attack. Our total backlog exiting the first quarter was $108.1 million, with $96.1 million due to ship over the remaining nine months of 2023 representing a 30.2% increase over the comparable $73.8 million for the same period last year. Total backlog decreased $2.9 million or 2.6% compared to the backlog exiting the prior quarter, the highest in the Company’s history.

Gross profit was $7.4 million, or 23.3% of revenue, compared to $7.0 million, or 22.9% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 22.9%, compared to 23.1% last year, primarily due to inefficiencies resulting from the cybersecurity attack as well as lingering supply chain disruptions including higher material and logistics costs, and continued investments in the transition of new products to high volume production, partially offset by improved price realization. Communications Systems gross margin was 26.8% compared to 19.4% last year, primarily due to higher factory volume tempered by inefficiencies associated with the cybersecurity attack.

Operating expenses were $7.4 million compared to $7.3 million last year, an increase of 2.2%, reflecting continued investment in new product development and the recording of the $0.1 million deductible on our cyber-insurance policy for expenses incurred during the quarter. Operating expenses were 23.2% of revenue compared to 23.9% of revenue for the year-earlier period.

Operating income was breakeven for the first quarter of 2023 compared to an operating loss of $0.3 million last year.

Net loss was $0.3 million or $0.02 per diluted share, compared to net loss of $0.2 million or $0.01 per diluted share for the first quarter of 2022.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $1.2 million for the first quarter of 2023 or 3.6% of revenue, compared to $1.1 million or 3.6% of revenue for the year earlier period.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 8:30 AM ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register.vevent.com/register/BId33ee3ac5fa74d2e946203064e7fb772. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19 and related supply chain disruptions, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	March 31, 2023	December 31, 2022
Current Assets:
Cash	$5,605	$5,713
Trade Accounts Receivable, Net	24,463	27,779
Inventories, Net	47,311	41,192
Prepaid Expenses and Other Current Assets	3,973	4,304
Total Current Assets	81,352	78,988

Property, Plant and Equipment, Net	21,412	21,716
Goodwill	37,518	37,428
Other Intangible Assets, Net	15,747	15,921
Deferred Income Taxes, Net	12,965	12,069
Other Non-Current Assets	2,160	2,308
Total Assets	$171,154	$168,430

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$18,988	$16,074
Current Portion of Long-Term Debt	2,000	2,000
Accrued Compensation and Related Benefits	2,321	2,890
Accrued Expenses and Other Current Liabilities	5,890	7,949
Total Current Liabilities	29,199	28,913
Long-Term Debt, Net	21,126	19,310
Deferred Income Taxes, Net	2,456	1,917
Other Non-Current Liabilities	1,969	1,887
Total Liabilities	54,750	52,027

Shareholders' Equity:
Common Stock	2,057	2,057
Capital in Excess of Par Value	187,544	187,405
Accumulated Deficit	(48,297)	(47,951)
Accumulated Other Comprehensive Loss	(3,553)	(3,750)
Treasury Stock	(21,484)	(21,484)
Total Ultralife Equity	116,267	116,277
Non-Controlling Interest	137	126
Total Shareholders’ Equity	116,404	116,403

Total Liabilities and Shareholders' Equity	$171,154	$168,430

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	March 31,	March 31,
	2023	2022
Revenues:
Battery & Energy Products	$28,470	$29,150
Communications Systems	3,446	1,223
Total Revenues	31,916	30,373

Cost of Products Sold:
Battery & Energy Products	21,958	22,429
Communications Systems	2,522	986
Total Cost of Products Sold	24,480	23,415

Gross Profit	7,436	6,958

Operating Expenses:
Research and Development	2,032	1,857
Selling, General and Administrative	5,378	5,396
Total Operating Expenses	7,410	7,253

Operating Income (Loss)	26	(295)

Other Expense	(494)	(117)
Loss Before Income Tax Provision	(468)	(412)

Income Tax Benefit	(133)	(251)

Net Loss	(335)	(161)

Net Income Attributable to Non-Controlling Interest	(11)	(7)

Net Loss Attributable to Ultralife Corporation	$(346)	$(168)

Net Loss Per Share Attributable to Ultralife Common Shareholders – Basic	$(0.02)	$(0.01)

Net Loss Per Share Attributable to Ultralife Common Shareholders – Diluted	$(0.02)	$(0.01)

Weighted Average Shares Outstanding – Basic	16,135	16,104

Weighted Average Shares Outstanding – Diluted	16,135	16,104

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define adjusted EBITDA as net income (loss) attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income (loss) attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income (loss) attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended
	March 31, 2023	March 31, 2022

Net Loss Attributable to Ultralife Corporation	$(346)	$(168)
Adjustments:
Interest Expense, Net	424	134
Income Tax Benefit	(133)	(251)
Depreciation Expense	762	816
Amortization of Intangible Assets	209	328
Stock-Based Compensation Expense	139	189
Non-Recurring – Cyber Insurance Deductible	100	-
Non-Cash Purchase Accounting Adjustment	-	55
Adjusted EBITDA	$1,155	$1,103

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com
Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com